Exhibit 99.1

FOR IMMEDIATE RELEASE
Media & Investor Contact:
Amy Wakeham
(858) 503-3359
awakeham@maxwell.com

Steve Bilodeau to Join Maxwell Technologies Board of Directors

SAN DIEGO, May 12, 2016 -- Maxwell Technologies, Inc. (NASDAQ: MXWL), a leading developer and manufacturer of ultracapacitor-based energy storage and power delivery solutions, today announced that Steve Bilodeau has been appointed to Maxwell’s board of directors as a new independent director effective May 12, 2016.

Mr. Bilodeau has more than thirty years of general management and operations experience, as well as extensive experience serving on public company boards. He was Chief Executive Officer of Standard Microsystems Corporation (SMSC) from 1999–2008 where he also served as Chairman from 2000-2012. Bilodeau currently serves as a director on the board of Cohu, Inc., and is a member of the Audit, Compensation, and Governance & Nominating Committees as well as serves as the chair of the Compensation Committee. He has also previously served as a director of NuHorizons Electronic Corp., Conexant Systems Inc., and Gennum Corporation.

“Steve brings strong operational and executive management experience to complement our already experienced Board of Directors,” said Mark Rossi, chairman of the board. “Steve’s broad public company experience and his extensive background in corporate governance, particularly in small- to mid-market cap technology companies, will serve us well as we continue to execute on our long-term strategic objectives and deliver enhanced value for customers and shareholders.”

About Maxwell:
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, please visit our website: www.maxwell.com.

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